UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑	Soliciting Material Pursuant to Section 240.14a-12
ENERGY PARTNERS, LTD.

(Name of Registrant As Specified In Its Charter)
ATS INC.
an indirect wholly owned subsidiary of
WOODSIDE PETROLEUM LTD.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXHIBIT INDEX

Exhibit No.
99.1	Press release issued by Woodside Petroleum Ltd. on August 31, 2006

99.2
Motion for Expedited Proceedings filed in the Court of Chancery in the State of Delaware in and for New Castle County, captioned ATS Inc., a Delaware corporation, v. Richard A. Bachmann, John C. Bumgarner, Jr., Jerry D. Carlisle, Harold D. Carter, Enoch L. Dawkins, Norman C. Francis, Robert D. Gershen, Phillip A. Gobe, William R. Herrin, Jr., William O. Hiltz, John G. Phillips, Energy Partners, Ltd., a Delaware corporation, and Stone Energy Corporation, a Delaware corporation, Civil Action No. 2374-N, filed August 31, 2006

News Release
ATS INC., A MEMBER OF AUSTRALIA’S WOODSIDE GROUP, COMMENCES AN ALL-CASH TENDER OFFER FOR SHARES OF ENERGY PARTNERS, LTD.
Covington, Louisiana, 31 August 2006 — ATS Inc. (“ATS”), a subsidiary of Woodside Petroleum Ltd. (ASX: WPL), Australia’s largest publicly listed oil and gas company, today announced that it has commenced its all-cash US$23.00 per share tender offer to acquire all of the outstanding shares of common stock of Energy Partners, Ltd. (NYSE: EPL), an independent oil and gas producer which operates in the Gulf of Mexico. As previously announced, ATS has commenced litigation in the Delaware Court of Chancery to invalidate two termination fees related to the merger agreement between EPL and Stone Energy Corporation (NYSE: SGY). If either termination fee is invalidated, ATS will increase its offer price to US$23.50 per share, or if both termination fees are invalidated ATS will increase its offer price to US$24.00 per share, subject to the terms and conditions set forth in the ATS Offer to Purchase, dated August 31, 2006, filed with the Securities and Exchange Commission (“SEC”).
The tender offer is scheduled to expire at 12:00 midnight, Eastern Standard time, on September 28, 2006, unless extended. Following completion of the tender offer, subject to the terms and conditions set forth in the Offer to Purchase, ATS intends to consummate a second-step merger where all remaining EPL stockholders will receive the same cash price paid in the tender offer, subject to any available appraisal rights under Delaware law.
The ATS offer is conditioned upon the termination of the merger agreement between EPL and SGY. Other customary terms and conditions also apply. For specific detail on other terms and conditions, please refer to the full filing with the SEC.
The tender offer is not conditioned on financing.
ATS also intends to solicit proxies from EPL stockholders against the approval of the issuance of shares of EPL’s common stock required to effect the merger with SGY and expects to file a preliminary proxy statement with the SEC shortly.
In addition to its litigation seeking to invalidate the termination fees related to the SGY merger agreement, ATS is also seeking in its complaint in the Delaware Court of Chancery to invalidate a provision in EPL’s bylaws which purports to require at least 85% of the company’s stockholders to approve any action by written consent in lieu of a meeting, including action in connection with the removal and appointment of directors. ATS believes that this bylaw provision is invalid under Delaware law and is confident its claim will prevail in court.
ATS intends, if it deems it appropriate in order to facilitate its offer, to commence a consent solicitation to replace the board of directors of EPL with its own nominees. ATS believes a successful consent solicitation will require approval by a simple majority of EPL’s stockholders acting by written consent.
Credit Suisse is acting as financial advisor to Woodside and ATS and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Woodside and ATS.
The Depositary for the tender offer is The Bank of New York. The Dealer Manager for the tender offer is Credit Suisse Securities (USA) LLC. The Information Agent for the tender offer is Innisfree M&A Incorporated.
Woodside Petroleum Ltd. is Australia’s largest publicly-listed oil and gas company. It was established in 1954, is listed on the Australian Stock Exchange and has a market capitalization of about US$21 billion. Woodside has its headquarters in Perth, Australia and has about 3400 employees. It has exploration interests in eleven countries, and production from four.
Woodside is best known as the operator and one-sixth owner of the North West Shelf Venture, Australia’s biggest natural resources project. The Venture is a major producer of liquefied natural gas, liquid petroleum gas, pipeline gas, crude oil and condensate.
The Woodside Group has been active in the United States since 1999 and has offices in Los Angeles, Houston and Covington.
Information Agent:    Innisfree M&A Incorporated
Telephone: 1-888-750-5834
Media Contact:            Roger Martin
Telephone: (985) 249 5300

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of EPL. Any offers to purchase or solicitation of offers to sell are being made only pursuant to a tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) filed with the Securities and Exchange Commission (“SEC”) on August 31, 2006. EPL stockholders are advised to read these documents and any other documents relating to the tender offer that have been filed with the SEC carefully and in their entirety because they contain important information. EPL stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at 1-888-750-5834.
THIS PRESS RELEASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO ANY ANNUAL MEETING OR ANY SPECIAL MEETING OF, OR ACTION BY WRITTEN CONSENT BY, ENERGY PARTNERS, LTD. STOCKHOLDERS. ANY SOLICITATION (INCLUDING A PROXY SOLICITATION IN OPPOSITION TO THE PROPOSED STONE MERGER AND/ OR A CONSENT SOLICITATION TO REMOVE OR APPOINT DIRECTORS) WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY SOLICITATION AND/ OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 99(a)(5)(G)
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

ATS, INC., a Delaware corporation,	:
:
Plaintiff,	:
:
v.	:
:
RICHARD A. BACHMANN, JOHN C.	:
BUMGARNER, JR., JERRY D. CARLISLE,	:
HAROLD D. CARTER, ENOCH L.	:	C.A. No. 2374-N
DAWKINS, NORMAN C. FRANCIS,	:
ROBERT D. GERSHEN, PHILLIP A. GOBE,	:
WILLIAM R. HERRIN, JR., WILLIAM O.	:
HILTZ, JOHN G. PHILLIPS, ENERGY	:
PARTNERS, LTD., a Delaware corporation,	:
and STONE ENERGY CORPORATION, a	:
Delaware corporation,	:
:
Defendants.	:
MOTION FOR EXPEDITED PROCEEDINGS
     Plaintiff ATS, Inc. (“ATS”), by and through its undersigned counsel, hereby moves pursuant to Court of Chancery Rule 12 for an order expediting proceedings in this matter, and in support, states as follows:
INTRODUCTION
     1. On August 28, 2006, Plaintiff publicly announced that it had made a proposal to acquire EPL for a price of $23.00 per share in cash, and further announced its intention to commence a tender offer for all of the outstanding shares of EPL stock at $23.00 per share in cash (the “ATS Tender Offer”). This offer represents a 25% premium over the market price for EPL’s shares as of the close of trading on the New York Stock Exchange on August 25, 2006. Both the proposal and the ATS Tender Offer are conditioned on the termination of a June 22, 2006 agreement between EPL and Stone, pursuant to which EPL agreed to acquire all of Stone’s outstanding shares of stock for a combination of cash and stock (the “Merger Agreement”).
     2. Also on August 28, 2006, Plaintiff commenced this action for injunctive and declaratory relief. Among other things, Plaintiff seeks invalidation of certain unlawful termination fee provisions that require EPL to pay or forfeit approximately 10% of its market capitalization (as of the date of the Merger Agreement), if the Merger Agreement is not consummated due to a third-party offer to acquire EPL, such as the ATS Tender Offer. (Compl. ¶¶ 20-30)
     3. The parties to the Merger Agreement considered these provisions to be liquidated damages provisions (Compl. ¶¶ 4, 25), and, as such, they amount to an invalid penalty that violates Delaware law and public policy. (Compl. ¶¶ 39-43) Also, by agreeing to these unlawful provisions, the members of the EPL board of directors have breached their fiduciary duties, and Stone has aided and abetted such breaches. (Compl. ¶¶ 52-55, 62-63)
     4. Most importantly, these unlawful fee provisions stand in the way of EPL stockholders receiving greater value for their shares of EPL stock. If the termination fee provisions are invalidated, Plaintiff will pay an additional $1.00 per share in cash — for a total of $24.00 per share — to EPL stockholders whose shares have been accepted for payment in connection with the ATS Tender Offer.
     5. Plaintiff also intends to solicit consents from other EPL stockholders to remove EPL’s board of directors. To this end, Plaintiff seeks declaratory relief with respect to a provision in EPL’s bylaws, which impermissibly abrogates the statutory right of EPL stockholders to act by written consent, by imposing a supermajority requirement that does not appear in EPL’s certificate of incorporation. (Compl. ¶¶ 31-34, 46-49) EPL’s board has also made a number of false and misleading statements about this bylaw. (Compl. ¶¶ 35-36, 58-59)
     6. Expedited proceedings are necessary in this action. The EPL shareholder meeting, though not yet scheduled, must take place no later than October 28, 2006, 60 days from the record date of August 28, 2006.1
     7. Without the benefit of a prompt ruling concerning the legality of the termination fee provisions, EPL stockholders will not be able to fairly evaluate the choice between voting in favor of the Merger Agreement or accepting the ATS Tender Offer. In fact, given the unprecedented and punitive nature of the unlawful termination fees, without Court intervention EPL stockholders have no real choice at all — they will be coerced into voting in favor of the Merger Agreement without fully understanding the value of the ATS Tender Offer.
     8. Moreover, without the benefit of a prompt ruling by the Court regarding the written consent bylaw, that bylaw (and EPL’s public disclosures about the effect of such bylaw) will cause confusion among EPL’s stockholders concerning their right to take action by majority written consent. (Compl. ¶ 36)
     9. For these reasons, and the reasons expressed more fully below, Plaintiff respectfully requests that the Court enter a scheduling order calling for (1) expedited briefing and a hearing on summary judgment concerning the validity of the written consent bylaw and (2) expedited discovery and trial on the merits over the legality and reasonableness of the excessive termination fee provisions in the Merger Agreement.

[1]	The amended S-4, filed on August 29, 2006, indicates that EPL plans to hold the meeting on an unidentified date in October. (Am. No. 1 to S-4, at 25)

STATEMENT OF FACTS2
The Merger Agreement
     10. On April 23, 2006, Stone entered into an agreement with a company called Plains Exploration & Production Company (“Plains”), pursuant to which Plains would acquire Stone in an all-stock transaction (the “Plains Agreement”). Pursuant to the Plains Agreement, Stone committed itself to pay Plains a break-up fee of $43.5 million in the event it terminated the Plains Agreement due to a superior acquisition proposal. (Compl. ¶ 13)
     11. Stone terminated the Plains Agreement after EPL submitted a formal offer to acquire Stone for $52 (in cash and stock) for each share of Stone stock. On June 22, 2006, EPL and Stone entered into the Merger Agreement. (Compl. ¶¶ 14, 15) On August 25, 2006, EPL announced that it had set August 28, 2006 as the record date to determine the stockholders entitled to vote at the meeting at which EPL stockholders will vote whether to approve the Merger Agreement. (Compl. ¶ 16)
The ATS Tender Offer
     12. On August 28, 2006, Plaintiff proposed to acquire EPL, and announced its intention to commence the ATS Tender Offer. The proposal and the ATS Tender Offer are both conditioned on termination of the Merger Agreement. (Compl. ¶¶ 1-2)
     13. Pursuant to the ATS Tender Offer, Plaintiff will offer an additional $0.50 for each termination provision that is invalidated. Thus, if both of the termination

[2]	The facts are more fully set forth in Plaintiff’s Complaint filed on August 28, 2006, which is incorporated herein by reference.

fee provisions described below are invalidated by the Court, Plaintiff will offer to pay an additional sum of $1.00. (Compl. ¶¶ 6, 18)
The Termination Fee Provisions
     14. There are two unlawful termination fee provisions in the Merger Agreement. These provisions are also considered by the parties to the Merger Agreement to “constitute full settlement of any and all liabilities of [EPL] for damages under this agreement in respect of a termination of this Agreement.” (Merger Agreement, § 10.2 (emphasis added)) In other words, the parties consider these provisions to constitute liquidated damages provisions. (Compl. ¶¶ 4, 25)
     15. First, EPL agreed to pay $43.5 million to Plains on behalf of Stone for termination of the Plains Agreement (the “Plains Termination Fee”). EPL, however, agreed to recover this amount from Stone only in very limited circumstances. In fact, the Merger Agreement expressly precludes recovery if EPL’s board changes its recommendation about the Merger Agreement, or if the EPL stockholders fail to approve the Merger Agreement, thereby enabling EPL to pursue a more favorable third-party proposal, such as the ATS Tender Offer. Thus, the Plains Termination Fee operates no differently than a termination fee provision — albeit one worth nearly 6.3% of EPL’s market capitalization as of the date the Merger Agreement was entered into by EPL and Stone. (Compl. ¶¶ 21-23, 26)
     16. Second, the Merger Agreement provides that EPL must pay Stone a termination fee of $25.6 million if EPL’s board of directors withdraws or changes its recommendation in favor of the Merger Agreement, or if EPL’s stockholders do not approve the merger in response to a third-party proposal, such as the ATS Tender Offer, and EPL thereafter enters into such a transaction (the “Termination Breakup Fee”). (Compl. ¶ 24)
     17. Combined, these termination fee provisions amount to $69.1 million, or a termination fee worth approximately 10% of EPL’s market capitalization as of the close of trading on the New York Stock Exchange on June 22, 2006, the date EPL and Stone entered into the Merger Agreement. (Compl. ¶ 27)
The Written Consent Bylaw
     18. Section 2.9 of EPL’s bylaws purports to require a supermajority of 85% for action by stockholder consent.
     19. Under 8 Del. C. § 228, stockholders have the right to act immediately by majority written consent. This statutory right may be modified or eliminated only by a company’s certificate of incorporation.
     20. EPL’s certificate of incorporation does not contain any modification or restriction on the ability of EPL stockholders to act by written consent. Thus, Section 2.9 of EPL’s bylaws abrogates the EPL stockholders’ statutory right to act by majority written consent, and is therefore invalid. (Compl. ¶¶ 46-49)
ARGUMENT
     21. As the Delaware Supreme Court has observed, “Delaware courts are always receptive to expediting any type of litigation in the interests of affording justice to the parties.” Box v. Box, 697 A.2d 395, 399 (Del. 1997) (footnote omitted). Expedited proceedings are appropriate when a plaintiff has a “sufficiently colorable claim” and when there is a “sufficient possibility of a threatened irreparable injury.” Morton v. American Mktg. Indus. Holdings, Inc., C.A. No. 14550, 1995 WL 1791090, at *2 (Del. Ch. Oct. 5, 1995) (citation omitted). When determining whether to expedite proceedings, the Court “need not determine the merits of the case or ‘even the legal sufficiency of the pleadings . . .’” Id; see also Everest Props., Inc. v. Boston Tax Credit Fund II, C.A. Nos. 15532, 15533, 1997 WL 33174420, at *1 (Del. Ch. Feb. 20, 1997) (granting motion for expedited discovery and trial).
Sufficiently Colorable Claim
     22. A termination fee that equals 10% of EPL’s market capitalization amounts to unlawful liquidated damages and should be declared void under both Delaware law and public policy. See Brazen v. Bell Atl. Corp., 695 A.2d 43, 45 (Del. 1997) (acknowledging that termination fee could be analyzed as liquidated damages provision to determine whether the fee was unlawful). As this Court has repeatedly held, a 3.5% termination fee is “at the high end of what [Delaware] courts have approved” or considered reasonable. McMillan v. Intercargo Corp., 768 A.2d 492, 505 (Del. Ch. 2000); In re Prime Hospitality, Inc., C.A. No. 652-N, 2005 WL 1138738, at *12 n.74 (Del. Ch. May 4, 2005) (calling into doubt the validity of a 4.7% termination fee).
     23. By agreeing to these unreasonable and coercive fee provisions, EPL’s directors have also breached their fiduciary duties. See, e.g., McMillan, 768 A.2d at 505; Prime Hospitality, 2005 WL 1138738, at *12 n.74. And by knowingly participating in the implementation of these unlawful provisions, Stone aided and abetted the EPL directors’ breach of fiduciary duty. See, e.g., Nagy v. Bistricer, 770 A.2d 43, 64 (Del. Ch. 2000) (finding that acquirer aided and abetted defendant in breach of fiduciary duty in connection with a merger agreement).
     24. In addition, Section 2.9 of EPL’s bylaws clearly violates Section 228 of the DGCL, which requires any limitation on the ability of stockholders to act by majority written consent to be made in the certificate of incorporation. See, e.g., 8 Del. C. § 228(a); Datapoint Corp. v. Plaza Sec. Co., 496 A.2d 1031, 1035-36 (Del. 1985) (invalidating a bylaw that imposed restrictions upon shareholders’ statutory right to accomplish action through written consent, and noting that “defendant’s bylaw, as adopted, is so pervasive as to intrude upon fundamental stockholder rights guaranteed by statute”). In fact, the Delaware Supreme Court has definitively held that “the exercise of the right to act immediately by majority written consent may be modified or eliminated only by the certificate of incorporation. Thus, bylaws which effectively abrogate the exercise of this right are invalid.” See, e.g., Allen v. Prime Computer, Inc., 540 A.2d 417, 420 (Del. 1988) (emphasis added); see also Datapoint, 496 A.2d at 1035-36.
     25. As a result, the public statements made by Defendants — in the S-4 and elsewhere — about the impact of Section 2.9 on the EPL stockholders’ ability to act by written consent are false and misleading. See, e.g., In re Pure Res., Inc., S’holders Litig., 808 A.2d 421, 452 (Del. Ch. 2002) (granting preliminary injunction where disclosures made in S-4 were misleading to shareholders); ODS Techs. v. Marshall, 832 A.2d 1254, 1263 (Del. Ch. 2003) (finding that disclosures in proxy were misleading and could lead to an uninformed shareholder vote).
Irreparable Harm
     26. An impending shareholder vote on a corporate transaction is a classic situation warranting expedited proceedings. As this Court has stated in such circumstances, “[t]o deny the plaintiffs the right to [expedited] discovery at this time would be, in effect, to deny them their right to seek a preliminary injunction. I therefore grant plaintiffs’ motion to compel discovery on an expedited basis.” Weinberger v.

Amstar Corp., C.A. No. 7322, 1984 WL 19474, at *1 (Del. Ch. Jan. 16, 1984); see also Am. Stores Co. v. Lucky Stores, Inc., C.A. No. 9766, 1988 WL 909330, at *2 (Del. Ch. Apr. 13, 1988) (stating “[t]he presence of a transaction of some sort, a shareholders meeting, the closing of a tender offer or the closing of some structural transaction . . . is typically the reason in such cases to permit expedited discovery”). Such is the case here, and expediting the proceedings in this action is appropriate.
     27. Without expedited proceedings, EPL stockholders will not be able to fairly evaluate the choice between voting in favor of the Merger Agreement or accepting the ATS Tender Offer. In fact, given the excessive and punitive nature of the termination fee provisions, without Court intervention, EPL stockholders will be coerced into voting in favor of the Merger Agreement without fully understanding the value being offered by the ATS Tender Offer. Moreover, the existence of Section 2.9 — as well as Defendants’ public disclosures about the effect of that bylaw on the ability of stockholders to act by majority written consent — is likely to cause confusion among EPL stockholders concerning their statutory right to act by written consent. This may not only wreak havoc with ATS’s intended consent solicitation, but may also serve to interfere with the EPL stockholders’ consideration of whether to pursue the course of action offered by the Merger Agreement or the ATS Tender Offer.
CONCLUSION
     28. For the reasons set forth above and in Plaintiff’s Complaint, Plaintiff respectfully requests entry of an order scheduling (1) expedited briefing and a hearing on summary judgment concerning the validity of the written consent bylaw and

(2) expedited discovery and a trial on the merits concerning the legality and reasonableness of the excessive termination fee provisions in the Merger Agreement.
DATED: August 31, 2006

/s/ Edward P. Welch
Edward P. Welch (I.D. No. 671)
Edward B. Micheletti (I.D. No. 3794) SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636 (302) 651-3000 Attorneys for Plaintiff ATS, Inc.

OF COUNSEL:
Jay B. Kasner
Scott D. Musoff
SKADDEN, ARPS, SLATE, MEAGHER
     & FLOM LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

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